As filed with the Securities and Exchange Commission on January 25, 2010

Registration No. 333-164307

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DAQO NEW ENERGY CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

666 Longdu Avenue

Wanzhou, Chongqing 404000

People’s Republic of China

(86-23) 6486-6666

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Ordinary Shares, par value $0.0001 per share(3)	44,850,000	$2.42	$108,387,500	$7,728.03(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-164310). Each American depositary share represents six ordinary shares.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this amendment is to amend the exhibit index and to file Exhibits 1.1, 10.14 and 99.2 to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to the public interest, such as indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or where the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

Purchaser	Date of Sale or Issuance	Type and Number of Securities	Consideration
Gold Intellect Limited	November 22, 2007	39,000,000 ordinary shares(1)	$3,900
Plenty China Limited	November 22, 2007	14,820,000 ordinary shares(1)	$1,482
Ruian International Limited	November 22, 2007	10,890,000 ordinary shares(1)	$1,089
Instantup Investments Limited	November 22, 2007	9,930,000 ordinary shares(1)	$993
Ace Pro Holdings Limited	November 22, 2007	9,210,000 ordinary shares(1)	$921
Best Mount International Limited	November 22, 2007	8,760,000 ordinary shares(1)	$876
Million Fortune International Limited	November 22, 2007	7,380,000 ordinary shares(1)	$738
Granite Global Ventures III L.P.	November 20, 2009	11,695,471 Series A preferred shares	$21,648,000
GGV III Entrepreneurs Fund L.P.	November 20, 2009	190,170 Series A preferred shares	$352,000
Venture Star Investment (HK) Limited	November 20, 2009	2,161,026 Series A preferred shares	$4,000,000
NewMargin Growth Fund, L.P.	November 20, 2009	11,615,513 Series A preferred shares	$21,500,000
Siguler Guff BRIC Opportunities Fund, LP	November 20, 2009	987,656 Series A preferred shares	$1,828,125
Siguler Guff BRIC Opportunities Fund (E), LP	November 20, 2009	362,985 Series A preferred shares	$671,875
Siguler Guff BRIC Opportunities Fund II, LP	November 20, 2009	2,157,244 Series A preferred shares	$3,993,000
Siguler Guff BRIC Opportunities Fund II (T), LP	November 20, 2009	453,275 Series A preferred shares	$839,000
Siguler Guff BRIC Opportunities Fund II (M), LP	November 20, 2009	90,763 Series A preferred shares	$168,000

Note:

(1)	Giving effect to the 10,000-for-1 share split that became effective on August 5, 2009.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement

3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant as currently in effect

4.1	Form of Ordinary Share Certificate

4.2	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant, as effective upon the closing of this offering

4.3	Form of Deposit Agreement between the Registrant and JPMorgan Chase Bank, N.A., as depositary

4.4	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.3)

4.5	Investor Rights Agreement among the Registrant, the Series A preferred holders and other parties thereof dated as of November 20, 2009

5.1	Opinion of Thorp Alberga, the Cayman Islands counsel to the Registrant, regarding the issue of ordinary shares being registered

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal tax matters

8.2	Opinion of Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.3	Opinion of Jun He Law Offices regarding certain Chinese tax law matters

10.1	2009 Share Incentive Plan

10.2	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant

10.4	English translation of the Lease Agreement between Chongqing Daqo and Daqo New Material effective from July 1, 2008

10.5	English translation of the Amended and Restated Lease Agreement between Chongqing Daqo and Daqo New Material effective from January 1, 2009

10.6	English translation of the Supplemental Agreement between Chongqing Daqo and Daqo New Material effective from November 9, 2009 with respect to the Amended and Restated Lease Agreement

10.7	English translation of the Sales and Purchase Agreement between Zhejiang Yuhui Solar Energy Source Co. Ltd. (the principal operating subsidiary of ReneSola Ltd.) and Daqo New Material dated as of October 31, 2007

10.8	English translation of the Amendment Agreement between Zhejiang Yuhui Solar Energy Source Co. Ltd. and Daqo New Material dated as of December 5, 2008 with respect to a Sales and Purchase Agreement

10.9	English translation of the Amendment Agreement among Zhejiang Yuhui Solar Energy Source Co. Ltd., Daqo New Material and Chongqing Daqo dated as of December 11, 2008 with respect to a Sales and Purchase Agreement

10.10	English translation of the Sales and Purchase Agreement between Zhejiang Yuhui Solar Energy Source Co. Ltd. and Chongqing Daqo dated as of August 4, 2009

Exhibit No.	Description of Exhibit
10.11	English translation of the Sales and Purchase Agreement between Yingli Green Energy Holding Co., Ltd. and Chongqing Daqo (formerly known as Chongqing Sailing) dated as of May 28, 2008

10.12	English translation of the Amendment Agreement between Yingli Green Energy Holding Co., Ltd. and Chongqing Daqo (formerly known as Chongqing Sailing) dated as of November 21, 2008 regarding a Sales and Purchase Agreement

10.13	English translation of the Sales and Purchase Agreement between Yingli Green Energy Holding Co., Ltd. and Chongqing Daqo dated as of August 12, 2009

10.14	English translation of a Sales and Purchase Agreement between Yingli Green Energy Holding Co., Ltd. and Chongqing Daqo dated as of December 31, 2009

10.15	English translation of the Three-party Sales and Purchase Contract among Chongqing Daqo (formerly known as Chongqing Sailing), Wuxi Suntech Power Co., Ltd. and Glory Silicon Energy (Zhenjiang) Co., Ltd. dated as of March 11, 2008

10.16	English translation of the Strategic Cooperation Agreement between Chongqing Daqo and SUMEC Hardware & Tools Co., Ltd. dated as of December 3, 2008

10.17	English translation of the Supplemental Agreement to the Strategic Cooperation Agreement between Chongqing Daqo and SUMEC Hardware & Tools Co., Ltd. dated as of December 12, 2008

10.18	English translation of a Sales and Purchase Agreement between China Electric Equipment Group (Nanjing) Semiconductor Materials Co., Ltd. and Chongqing Daqo dated as of December 18, 2009

10.19	English translation of the Loan Agreement between Daqo New Material and China Construction Bank, Wanzhou Branch dated as of September 30, 2007

10.20	English translation of the Loan Agreement between Daqo New Material and China Construction Bank, Wanzhou Branch dated as of February 28, 2008

10.21	English translation of the Loan Agreement between Daqo New Material and China Construction Bank, Wanzhou Branch dated as of July 31, 2008

10.22	English translation of the Loan Agreement between Chongqing Daqo and China Construction Bank, Wanzhou Branch dated as of January 21, 2009

10.23	English translation of the Loan Agreement between Chongqing Daqo and China Construction Bank, Wanzhou Branch dated as of July 7, 2009

10.24	English translation of the Loan Agreement between Chongqing Daqo and Huaxia Bank, Wanzhou Branch dated as of December 30, 2009

10.25	English translation of the Syndicated Loan Agreement among Chongqing Daqo, China Construction Bank, Chongqing Branch, China Construction Bank, Wanzhou Branch, and China Merchants Bank, Chongqing Jiangbei Sub-branch dated as of August 28, 2009

10.26	English translation of the Supplemental Agreement to the Syndicated Loan Agreement among Chongqing Daqo, China Construction Bank, Chongqing Branch, China Construction Bank, Wanzhou Branch, China Merchants Bank, Chongqing Jiangbei Sub-branch, China CITIC Bank, Chongqing Branch, Daqo Group, Guangfu Xu and Xiang Xu dated as of December 10, 2009, pursuant to which China CITIC Bank joined the bank syndicate as a lender

10.27	English translation of the Trademark License Agreement among Daqo Group, Chongqing Daqo and Nanjing Daqo dated as of May 8, 2009

Exhibit No.	Description of Exhibit

10.28	Non-Competition Agreement among Daqo Group, Daqo Cayman (formerly known as Mega Stand International Limited) and Chongqing Daqo dated as of July 1, 2008

10.29	Technology License and Engineering Services Contract between Poly Engineering S.r.l and Chongqing Daqo dated as of June 15, 2008

10.30	English summary of the Construction Contract between Daqo New Material and China Tianchen Chemical Engineering Co., Ltd. dated as of June 27, 2007

10.31	English summary of the Amendment to the Construction Contract between Daqo New Material and China Tianchen Chemical Engineering Co., Ltd. dated as of July 10, 2007

10.32	English summary of the Construction Contract between Chongqing Daqo and China Tianchen Engineering Co., Ltd. dated as of August 28, 2008

10.33	Series A Purchase Agreement among the Registrant, the Series A investors and other parties thereof dated November 11, 2009

10.34	English translations of a Sales and Purchase Agreement Between Chongqing Daqo and Lighway Green New Energy Co., Ltd, dated as of January 9, 2010

21.1	Subsidiaries of Registrant

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2	Consent of Thorp Alberga (included in Exhibit 5.1)

23.3	Consent of Jun He Law Offices

23.4	Consent of Solarbuzz LLC

23.5	Consent of Daqing Qi to Become a Director

23.6	Consent of Rongling Chen to Become a Director

24.1	Powers of Attorney (included on the signature page of this registration statement)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Form of Opinion of Jun He Law Offices regarding certain PRC law matters

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wanzhou, Chongqing, People’s Republic of China, on January 25, 2010.

DAQO NEW ENERGY CORP.

By:	/s/ GONGDA YAO
Name:	Gongda Yao
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ *	Chairman of the Board of Directors	January 25, 2010
Guangfu Xu

/s/ GONGDA YAO Gongda Yao	Director and Chief Executive Officer (principal executive officer)	January 25, 2010

/s/ JIMMY Y. LAI Jimmy Y. Lai	Chief Financial Officer (principal financial and accounting officer)	January 25, 2010

/s/ * Xiang Xu	Director	January 25, 2010

/s/ * Fei Ge	Director	January 25, 2010

/s/ * Dafeng Shi	Director	January 25, 2010

/s/ * Fumin Zhou	Director	January 25, 2010

/s/ * Greg W. Ye	Director	January 25, 2010

*By:	/s/ GONGDA YAO
Gongda Yao, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1		Form of Underwriting Agreement

3.1	*	Second Amended and Restated Memorandum and Articles of Association of the Registrant as currently in effect

4.1	*	Form of Ordinary Share Certificate

4.2	*	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant, as effective upon the closing of this offering

4.3	*	Form of Deposit Agreement between the Registrant and JPMorgan Chase Bank, N.A., as depositary

4.4	*	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.3)

4.5	*	Investor Rights Agreement among the Registrant, the Series A preferred holders and other parties thereof dated as of November 20, 2009

5.1	*	Opinion of Thorp Alberga, the Cayman Islands counsel to the Registrant, regarding the issue of ordinary shares being registered

8.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal tax matters

8.2	*	Opinion of Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.3	*	Opinion of Jun He Law Offices regarding certain Chinese tax law matters

10.1	*	2009 Share Incentive Plan

10.2	*	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3	*	Form of Employment Agreement between the Registrant and an Executive Officer of the Registrant

10.4	*	English translation of the Lease Agreement between Chongqing Daqo and Daqo New Material effective from July 1, 2008

10.5	*	English translation of the Amended and Restated Lease Agreement between Chongqing Daqo and Daqo New Material effective from January 1, 2009

10.6	*	English translation of the Supplemental Agreement between Chongqing Daqo and Daqo New Material effective from November 9, 2009 with respect to the Amended and Restated Lease Agreement

10.7	*	English translation of the Sales and Purchase Agreement between Zhejiang Yuhui Solar Energy Source Co. Ltd. (the principal operating subsidiary of ReneSola Ltd.) and Daqo New Material dated as of October 31, 2007

10.8	*	English translation of the Amendment Agreement between Zhejiang Yuhui Solar Energy Source Co. Ltd. and Daqo New Material dated as of December 5, 2008 with respect to a Sales and Purchase Agreement

10.9	*	English translation of the Amendment Agreement among Zhejiang Yuhui Solar Energy Source Co. Ltd., Daqo New Material and Chongqing Daqo dated as of December 11, 2008 with respect to a Sales and Purchase Agreement

Exhibit No.		Description of Exhibit
10.10	*	English translation of the Sales and Purchase Agreement between Zhejiang Yuhui Solar Energy Source Co. Ltd. and Chongqing Daqo dated as of August 4, 2009

10.11	*	English translation of the Sales and Purchase Agreement between Yingli Green Energy Holding Co., Ltd. and Chongqing Daqo (formerly known as Chongqing Sailing) dated as of May 28, 2008

10.12	*	English translation of the Amendment Agreement between Yingli Green Energy Holding Co., Ltd. and Chongqing Daqo (formerly known as Chongqing Sailing) dated as of November 21, 2008 regarding a Sales and Purchase Agreement

10.13	*	English translation of the Sales and Purchase Agreement between Yingli Green Energy Holding Co., Ltd. and Chongqing Daqo dated as of August 12, 2009

10.14	***	English translation of a Sales and Purchase Agreement between Yingli Green Energy Holding Co., Ltd. and Chongqing Daqo dated as of December 31, 2009

10.15	*	English translation of the Three-party Sales and Purchase Contract among Chongqing Daqo (formerly known as Chongqing Sailing), Wuxi Suntech Power Co., Ltd. and Glory Silicon Energy (Zhenjiang) Co., Ltd. dated as of March 11, 2008

10.16	*	English translation of the Strategic Cooperation Agreement between Chongqing Daqo and SUMEC Hardware & Tools Co., Ltd. dated as of December 3, 2008

10.17	**	English translation of the Supplemental Agreement to the Strategic Cooperation Agreement between Chongqing Daqo and SUMEC Hardware & Tools Co., Ltd. dated as of December 12, 2008

10.18	*	English translation of a Sales and Purchase Agreement between China Electric Equipment Group (Nanjing) Semiconductor Materials Co., Ltd. and Chongqing Daqo dated as of December 18, 2009

10.19	*	English translation of the Loan Agreement between Daqo New Material and China Construction Bank, Wanzhou Branch dated as of September 30, 2007

10.20	*	English translation of the Loan Agreement between Daqo New Material and China Construction Bank, Wanzhou Branch dated as of February 28, 2008

10.21	*	English translation of the Loan Agreement between Daqo New Material and China Construction Bank, Wanzhou Branch dated as of July 31, 2008

10.22	*	English translation of the Loan Agreement between Chongqing Daqo and China Construction Bank, Wanzhou Branch dated as of January 21, 2009

10.23	*	English translation of the Loan Agreement between Chongqing Daqo and China Construction Bank, Wanzhou Branch dated as of July 7, 2009

10.24	*	English translation of the Loan Agreement between Chongqing Daqo and Huaxia Bank, Wanzhou Branch dated as of December 30, 2009

10.25	*	English translation of the Syndicated Loan Agreement among Chongqing Daqo, China Construction Bank, Chongqing Branch, China Construction Bank, Wanzhou Branch, and China Merchants Bank, Chongqing Jiangbei Sub-branch dated as of August 28, 2009

10.26	*	English translation of the Supplemental Agreement to the Syndicated Loan Agreement among Chongqing Daqo, China Construction Bank, Chongqing Branch, China Construction Bank, Wanzhou Branch, China Merchants Bank, Chongqing Jiangbei Sub-branch, China CITIC Bank, Chongqing Branch, Daqo Group, Guangfu Xu and Xiang Xu dated as of December 10, 2009, pursuant to which China CITIC Bank joined the bank syndicate as a lender

Exhibit No.		Description of Exhibit
10.27	*	English translation of the Trademark License Agreement among Daqo Group, Chongqing Daqo and Nanjing Daqo dated as of May 8, 2009

10.28	*	Non-Competition Agreement among Daqo Group, Daqo Cayman (formerly known as Mega Stand International Limited) and Chongqing Daqo dated as of July 1, 2008

10.29	**	Technology License and Engineering Services Contract between Poly Engineering S.r.l and Chongqing Daqo dated as of June 15, 2008

10.30	*	English summary of the Construction Contract between Daqo New Material and China Tianchen Chemical Engineering Co., Ltd. dated as of June 27, 2007

10.31	*	English summary of the Amendment to the Construction Contract between Daqo New Material and China Tianchen Chemical Engineering Co., Ltd. dated as of July 10, 2007

10.32	*	English summary of the Construction Contract between Chongqing Daqo and China Tianchen Engineering Co., Ltd. dated as of August 28, 2008

10.33	*	Series A Purchase Agreement among the Registrant, the Series A investors and other parties thereof dated November 11, 2009

10.34	*	English translations of a Sales and Purchase Agreement Between Chongqing Daqo and Lighway Green New Energy Co., Ltd, dated as of January 9, 2010

21.1	*	Subsidiaries of Registrant

23.1	*	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2	*	Consent of Thorp Alberga (included in Exhibit 5.1)

23.3	*	Consent of Jun He Law Offices

23.4	*	Consent of Solarbuzz LLC

23.5	*	Consent of Daqing Qi to Become a Director

23.6	*	Consent of Rongling Chen to Become a Director

24.1	*	Powers of Attorney

99.1	*	Code of Business Conduct and Ethics of the Registrant

99.2		Form of Opinion of Jun He Law Offices regarding certain PRC law matters

*	Filed previously.
**	Filed previously. Confidential treatment requested for certain confidential portions of these exhibits pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted and filed separately with the Commission.
***	Confidential treatment requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted and filed separately with the Commission.